Exhibit 99.1

March 31, 2017

Western Uranium Corporation Announces a CDN$1.1 Million Closing of a Non-Brokered Private Placement

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado - Western Uranium Corporation (CSE: WUC) (OTCQX: WSTRF) (“Western” or the ”Company”) is pleased to announce a closing of a non-brokered private placement (the “Private Placement”) of 634,424 units (the ”Units”) for gross proceeds of Cdn$1,110,263, which remains subject to final regulatory approval.

The Company issued the Private Placement Units at a price of $1.75 per Unit. Each Unit consists of one common share of the Company (a "Share") plus one (1) common share purchase warrant of the Company (each whole such warrant, a “Warrant”). Each Warrant shall entitle the holder to purchase one Share at a price of Cdn$3.25 for a period of five years following the Closing Date of the Private Placement.

The Warrants contain a provision that if the Company’s shares trade at or above Cdn$4.75 per share for 15 consecutive trading days, the Company may, at any time after the expiry of the applicable statutory hold period, accelerate the expiration of the Warrants upon not less than 30 days written notice by the Company.

Western intends to use the net proceeds from the Private Placement to fund the Company’s production strategy, resource acquisition, holding costs, debt service, and working capital. The primary production strategy expenditures will be applied to the advancement of Ablation Technology and securing a relationship to develop the Pinon Ridge Mill.

In connection with the Private Placement, the Company paid Cdn$19,440 in finder’s fees plus 11,108 compensation warrants exercisable for two years, each warrant being exercisable at Cdn$3.25 per one Share of the Company.

Securities issued pursuant to the Private Placement shall be subject to a six month statutory hold period.

The securities offered and sold have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Western Uranium Corporation

Western Uranium Corporation is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States and development and application of ablation mining technology.

This news release may contain forward-looking statements that are based on the Company’s expectations, estimates and projections regarding its business and the economic environment in which it operates. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements and readers should not place undue reliance on such statements. Statements speak only as of the date on which they are made.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

Office: 970-864-2125

gglasier@western-uranium.com

Michael Skutezky

Chairman of the Board

Office: 416-564-2870

mskutezky@western-uranium.com